Term sheet No. 808ZZ To product supplement ZZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated February 2, 2010; Rule 433
Deutsche Bank AG, London Branch
$
Enhanced Participation Notes Linked to a Basket of Currencies Relative to the U.S. Dollar due February 23*, 2012
General
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The Enhanced Participation Notes (the “securities”) are designed for investors who seek a return at maturity of between 1.35 and 1.55 times (to be determined on the Trade Date) the appreciation, if any, of an equally weighted basket of currencies (the “Basket”) consisting of the Australian dollar, the Brazilian real, the Chinese renminbi and the Indian rupee (the “Basket Currencies”) relative to the U.S. dollar (the “Reference Currency”).  Investors should be willing to forgo coupon payments and, if the Basket Performance is negative, be willing to lose some or all of their investment. Any payment at maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing February 23*, 2012
•	Denominations of $1,000 (the “Face Amount”) and minimum initial investments of $1,000
•	The securities are expected to price on or about February 17*, 2010 (the “Trade Date”) and are expected to settle three business days later on or about February 22*, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount.
Basket:	The securities are linked to an equally weighted basket consisting of the following currencies:
	Basket Currency	Fixing Source	Fixing Time	Basket Currency Starting Level	Basket Currency Weighting
	Australian dollar (“AUD”)	Reuters Page: WMRSPOT12	4:00 p.m. London		1/4
	Brazilian real (“BRL”)	BRL PTAX at Reuters Page BRFR	6:00 p.m. Sao Paulo		1/4
	Chinese renminbi (“CNY”)	CNY SAEC at Reuters Page SAEC	9:15 a.m. Beijing		1/4
	Indian rupee (“INR”)	INR RBIB at Reuters Page RBIB	12:30 p.m. Mumbai		1/4
The Basket Currency Starting Levels will be determined on the Trade Date.
Reference Currency:	U.S. dollar (“USD”)
Participation Rate:	135.00% - 155.00% (The actual Participation Rate will be determined on the Trade Date.)
Payment at Maturity:
•  If the Basket Performance is greater than zero, you will be entitled to receive a cash payment at maturity that provides you with a return per $1,000 Face Amount of securities equal to the Basket Performance multiplied by a Participation Rate of 135.00% - 155.00% (to be determined on the Trade Date). Accordingly, if the Basket Performance is positive, your payment at maturity per $1,000 Face Amount of securities will be calculated as follows:
$1,000 +($1,000 x Basket Performance x Participation Rate)
•  If the Basket Performance is equal to zero, you will be entitled to receive a cash payment at maturity of $1,000.00 per $1,000 Face Amount of securities.
•  Your investment will be fully exposed to any negative Basket Performance.  If the Basket Performance is less than zero, you will lose 1% of the Face Amount of your securities for every 1% that the Basket Performance is less than zero.  Accordingly, if the Basket Performance is negative, your payment at maturity per $1,000 Face Amount of securities will be calculated as follows:
$1,000 + ($1,000 x Basket Performance)
You will lose some or all of your investment at maturity if the Basket Performance is negative.

Basket Performance:	The Basket Performance is equal to the arithmetic mean of the Basket Currency Performance for each of the Basket Currencies.
Basket Currency Performance:	For the Brazilian real, the Chinese renminbi and the Indian rupee, the Basket Currency Performance will be calculated as follows:
Basket Currency Starting Level – Basket Currency Ending Level Basket Currency Ending Level
For the Australian dollar, the Basket Currency Performance will be calculated as follows:
Basket Currency Ending Level – Basket Currency Starting Level Basket Currency Starting Level
Basket Currency Starting Level:	For each Basket Currency, the Spot Rate for such Basket Currency on the Trade Date.
Basket Currency Ending Level:	For each Basket Currency, the Spot Rate for such Basket Currency on the Final Valuation Date.
Spot Rate:
For each Basket Currency, the spot exchange rate for such currency against the U.S. dollar, as determined by the calculation agent by reference to the Spot Rate definitions set forth in this term sheet under “Spot Rate.”  The Spot Rate for the Australian dollar is expressed as units of U.S. dollars per Australian dollar, while the Spot Rates for the Brazilian real, Chinese renminbi and Indian rupee are expressed as units of the respective currency per U.S. dollar.  The Spot Rates are subject to the provisions set forth under “Market Disruption Events” in this term sheet.

Trade Date:	February 17*, 2010
Final Valuation Date:
February 17*, 2012, subject to postponement in the event of a market disruption event and as described under “Market Disruption Events” in this term sheet and “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:
February 23*, 2012, subject to postponement in the event of a market disruption event and as described under “Market Disruption Events” in this term sheet and “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP:	2515A0 2F 9
ISIN:	US2515A02F96
*
Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

Investing in the securities involves a number of risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page TS-5 in this term sheet and “Risk Factors” beginning on page 5 in the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$23.00	$977.00
Total	$	$	$
(1)
For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $23.00 per $1,000.00 Face Amount of securities.

The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” on the last page of this term sheet.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Deutsche Bank Securities
February 2, 2010

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with product supplement ZZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•   Product supplement ZZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200317/d424b21.pdf

•   Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•   Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

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You should rely only on the information contained in this term sheet. We have not authorized anyone to provide information different from that contained in this term sheet. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this term sheet is accurate only as of the date of this term sheet, regardless of the time of delivery of this term sheet or any sale of our securities.

Hypothetical Payments at Maturity for Each $1,000 Face Amount of Securities

The following table illustrates hypothetical Payments at Maturity per $1,000 Face Amount of securities depending on hypothetical performances of the equally-weighted Basket of Basket Currencies relative to the U.S. dollar, applying a hypothetical Participation Rate of 145% (the actual Participation Rate will be determined on the Trade Date.) The hypothetical payments at maturity set forth below are for illustrative purposes only. The actual Payment at Maturity of the securities will be based on the Basket Performance, as determined on the Final Valuation Date. You should consider carefully whether the securities are suitable for your investment goals. The numbers in the table below have been rounded for ease of illustration.

Hypothetical Basket Performance	Payment at Maturity	Percentage Return
70.0%	$2,015.00	101.5%
60.0%	$1,870.00	87.0%
50.0%	$1,725.00	72.5%
40.0%	$1,580.00	58.0%
30.0%	$1,435.00	43.5%
20.0%	$1,290.00	29.0%
10.0%	$1,145.00	14.5%
0.0%	$1,000.00	0.0%
-10.0%	$900.00	-10.0%
-20.0%	$800.00	-20.0%
-30.0%	$700.00	-30.0%
-40.0%	$600.00	-40.0%
-50.0%	$500.00	-50.0%
-60.0%	$400.00	-60.0%
-70.0%	$300.00	-70.0%
-80.0%	$200.00	-80.0%
-90.0%	$100.00	-90.0%
-100.0%	$0.00	0.0%

Enhanced Participation Notes Linked to a Basket of Currencies Relative to the U.S. Dollar

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the hypothetical payments at maturity set forth in the table above are calculated.

Example 1: The Basket Performance is 20%. The USD depreciates relative to each of the AUD, BRL, CNY and INR, resulting in a Basket Performance of 20%. Because the Basket Performance is positive, the investor receives a Payment at Maturity of $1,290 per $1,000 Face Amount of securities, calculated as follows:

Payment at Maturity per $1,000 Face Amount of securities  =
$1,000  +  ($1,000  x  Basket Performance  x  Participation Rate),
or  $1,000  +  ($1,000  x  20%  x  145%)  =  $1,290

 The table below illustrates how the Basket Return in the above example was calculated:
Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
AUD	0.8946	1.0735	20.0%	1/4
BRL	2.2464	1.8720	20.0%	1/4
CNY	8.1922	6.8268	20.0%	1/4
INR	54.4304	45.3585	20.0%	1/4
Basket Return = (20% x .25) + (20% x .25) + (20% x .25) + (20% x .25) = 0.25 = 20.00%

Example 2: The Basket Performance is zero. The USD depreciates relative to the AUD, and appreciates relative to the BRL, CNY and INR, resulting in a Basket Performance of 0%. Because the Basket Performance is zero, the investor receives a Payment at Maturity of $1,000 per $1,000 Face Amount of securities.

Payment at Maturity per $1,000 Face Amount of securities  =  $1,000

The table below illustrates how the Basket Return in the above example was calculated:
Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
AUD	0.8946	1.1630	30.0%	1/4
BRL	1.6848	1.8720	-10.0%	1/4
CNY	6.1441	6.8268	-10.0%	1/4
INR	40.8228	45.3588	-10.0%	1/4
Basket Return = (30% x .25) + (-10% x .25) + (-10% x .25) + (-10% x .25) = 0 = 0.00%

Example 3: The Basket Performance is -10%. The USD depreciates relative to the AUD, and appreciates relative to the BRL, CNY and INR, resulting in a Basket Performance of -10%. Because the Basket Performance is negative, the investor receives a Payment at Maturity of $900 per $1,000 Face Amount of securities.

Payment at Maturity per $1,000 Face Amount of securities  =
$1,000  +  ($1,000  x  Basket Performance),
 or  $1,000  +  ($1,000  x  -10%)  =  $900

The table below illustrates how the Basket Return in the above example was calculated:
Basket Currency	Basket Currency Starting Level	Basket Currency Ending Level	Basket Currency Performance	Basket Currency Weighting
AUD	0.8946	1.0735	20.0%	1/4
BRL	1.4976	1.8720	-20.0%	1/4
CNY	5.4614	6.8268	-20.0%	1/4
INR	37.0870	46.3587	-20.0%	1/4
Basket Return = (20% x .25) + (-20% x .25) + (-20% x .25) + (-20% x .25) = -0.10 = -10.00%

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The securities provide the opportunity for enhanced returns by multiplying a positive Index Return by a Participation Rate of between 135% and 155% (to be determined on the Trade Date).  The actual Participation Rate will be determined on the Trade Date.  Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.”  Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, subject to the possible application (discussed below) of Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”).  Unless otherwise stated, the remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Code, as amended (the “Code”), your gain or loss on the securities should be treated as ordinary income or loss unless on or before the date on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and, subject to the possible application of Section 1256 of the Code, as discussed below, should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the transaction on your books and records on the date you acquire your securities as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) otherwise obtain independent verification of the election.

It is possible that the securities will be treated as “foreign currency contracts” within the meaning of Section 1256.  For purposes of complying with any annual information reporting responsibilities we might have, we do not intend to treat the securities as subject to Section 1256.  The remainder of this paragraph describes the consequences if Section 1256 were to apply to the securities.  In such a case, you would be required to mark your securities to market at the end of each year (i.e., recognize income as if the securities had been sold for fair market value).  Under this treatment, if applicable, gain or loss recognized on marking to market would be ordinary in character absent a valid election under Section 988 to treat gain or loss on the securities as capital.  Assuming the election is available and a valid election is made, gain or loss recognized on marking to market would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your securities.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In this regard, you should be aware that in December 2007, the IRS released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

In addition, in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 ruling and notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket Currencies. You may lose some or all of your investment if the Basket Performance is negative. You should also consider the “Risk Factors” in the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The return on the securities at maturity is dependent on the Basket Performance, which in turn depends on the Basket Currency Performance of the Basket Currencies. Because the securities are not principal protected even if held to maturity, if the Basket Performance is negative, you will lose 1% of the Face Amount of your securities for every 1% that the Basket Performance is less than zero, and you may lose up to 100% of your investment in the securities.

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THE SECURITIES ARE NOT PRINCIPAL PROTECTED, IN WHOLE OR IN PART — To the extent the Basket Return is less than zero, you will lose some or all of your investment in the securities. This will be true even if the Basket Currencies had moved favorably at some time during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

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PAYMENT AT MATURITY OF THE SECURITIES IS SUBJECT TO OUR CREDITWORTHINESS. THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY — Payment at Maturity of the securities is subject to our creditworthiness. An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the value of the securities.

•	THE SECURITIES DO NOT PAY COUPONS — Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of your initial investment at maturity.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES — You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. In addition, the Basket Performance is based on the Basket Currency Performance for each of the Basket Currencies, which is in turn based upon the formula set forth above. The Basket Currency Performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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THE ORIGINAL ISSUE PRICE OF THE SECURITIES INCLUDES THE AGENT’S COMMISSION AND THE ESTIMATED COSTS OF HEDGING OUR OBLIGATIONS UNDER THE SECURITIES THROUGH ONE OR MORE OF OUR AFFILIATES — The original issue price of the securities includes the agent’s commission and the estimated costs of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you, prior to maturity, in secondary market transactions, will likely be lower than the original issue price, and any such sale could result in a substantial loss to you.

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THE SECURITIES ARE NOT DESIGNED TO BE SHORT-TERM TRADING INSTRUMENTS — The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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GAINS IN THE BASKET CURRENCY PERFORMANCE OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE BASKET CURRENCY PERFORMANCE OF OTHER BASKET CURRENCIES — The securities are linked to the performance of the Basket, which is composed of four Basket Currencies with equal weightings. The performance of the Basket will be based on the appreciation or depreciation of the Basket as a whole. Therefore, positive Basket Currency Performances of one or more Basket Currencies may be offset, in whole or in part, by negative Basket Currency Performances of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Performance equal to or less than zero. The performance of the Basket is dependent on the Basket Currency Performance of each Basket Currency, which is in turn based upon the formula set forth above.

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CURRENCY MARKETS MAY BE VOLATILE — Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your securities in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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THE BASKET CURRENCIES ARE SUBJECT TO LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Basket Currencies and, consequently, the value of the securities and your Payment at Maturity.

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THE BASKET CURRENCIES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Brazilian real, the Chinese renminbi and the Indian rupee are the currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the performance of such Basket Currencies, and, consequently, the return on the securities and your Payment at Maturity.

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IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Spot Rate for each Basket Currency, and therefore, on the return on your securities. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Basket Performance using its normal means. The resulting discretion by the calculation agent in determining the Basket Performance could, in turn, result in potential conflicts of interest.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Performance and maintains some discretion as to how such calculations are made, in particular if the Fixing Source for any of the Basket Currencies (as set forth below) is not available. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Basket Currencies.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the securities.

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THE SECURITIES ARE SUBJECT TO RISKS DUE TO POTENTIAL LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES — Changes in the Basket Currencies during the term of the securities before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Performance by taking the arithmetic mean of the Basket Currency Performances. The Basket Currency Performances will be calculated only as of the Final Valuation Date. As a result, the Basket Performance may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the securities before moving to unfavorable levels on the Final Valuation Date.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE BASKET CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Currencies to which the securities are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the exchange rates for the Basket Currencies on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Basket Currencies relative to the U.S. dollar. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Currencies and the U.S. dollar, as Reference Currency;

♦	the time to maturity of the securities;

♦	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;

♦	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE BASKET CURRENCIES DURING THE TERM OF THE SECURITIES — It is impossible to predict whether any of the AUD/USD Spot Rate, the USD/BRL Spot Rate, the USD/CNY Spot Rate and the USD/INR Spot Rate will rise or fall. The AUD/USD Spot Rate, the USD/BRL Spot Rate, the USD/CNY Spot Rate and the USD/INR Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the Basket Performance or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Performance or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described above under “Tax Consequences,” in December 2007, the IRS released a revenue ruling holding that a financial instrument with some arguable similarity to the securities is properly treated as a debt instrument denominated in a foreign currency.  The securities are distinguishable in meaningful respects from the instruments described in the revenue ruling.  If, however, the reach of the revenue ruling were to be extended, it could materially and adversely affect the tax consequences of an investment in the securities for U.S. holders, possibly with retroactive effect.

In addition, as described above under “Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 ruling and notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SPOT RATES

The Spot Rate for the Australian dollar on each date of calculation will be the Australian dollar/U.S. dollar mid-spot rate at 4:00 p.m. London time, expressed as the amount of U.S. dollars per one Australian dollar, for settlement in two business days, as reported by the W.M. Company, which appears on Reuters Page “WMRSPOT12” or any successor page, on such date of calculation.

The Spot Rate for the Brazilian real on each date of calculation will be the U.S. dollar/Brazilian real offered rate for U.S. dollars, expressed as the amount of Brazilian reals per one U.S. dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., Sao Paulo time, on such date of calculation, which appears on Reuters Page "BRFR" or any successor page, on such date of calculation.

The Spot Rate for the Chinese renminbi on each date of calculation will be the U.S. dollar/Chinese renminbi official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on such date of calculation.

The Spot Rate for the Indian rupee on each date of calculation will be the U.S. dollar/Indian rupee reference rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two business days, as reported by the Reserve Bank of India, which appears on the Reuters Screen RBIB Page at approximately 12:30 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

MARKET DISRUPTION EVENTS

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from valuing one or more of the Basket Currencies or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more Basket Currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

HISTORICAL INFORMATION

The following charts show the historical performance of the Basket as well as historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth above. These historical data are shown for the period from January 1, 2000 through January 29, 2010. These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth above) or of the historical or future performance of the Basket. We cannot give you any assurance that the performance of the Basket will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Performance is more or less likely to increase or decrease at any time during the term of the securities.

For the Brazilian real, the Chinese renminbi and the Indian rupee, a higher exchange rate for a given year indicates a weakening of the relevant Basket Currency relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of that Basket Currency relative to the U.S. dollar.  For the Australian dollar, a higher exchange rate for a given year indicates a strengthening of the Australian dollar relative to the U.S. dollar, while a lower exchange rate indicates a weakening of the Australian dollar relative to the U.S. dollar

The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from January 31, 2000 through January 29, 2010. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies.

Past performance is not indicative of future performance.

Australian Dollar
Historical High, Low and Period-End Exchange Rates
January 1, 2000 through January 29, 2010
(expressed as U.S. dollars per Australian dollar)

Australian Dollar	High	Low	Period End
2000	0.6687	0.5071	0.5588
2001	0.5276	0.4776	0.5095
2002	0.5778	0.5053	0.5616
2003	0.7538	0.5611	0.7520
2004	0.8006	0.6778	0.7803
2005	0.7990	0.7235	0.7328
2006	0.7930	0.7016	0.7885
2007	0.9401	0.7675	0.8751
2008	0.9850	0.6009	0.7027
2009	0.9406	0.6249	0.8977
2010 (through January 29, 2010)	0.9328	0.8834	0.8838

Past performance is not indicative of future performance.

Brazilian Real
Historical High, Low and Period-End Exchange Rates
January 1, 2000 through January 29, 2010
(expressed as units of Brazilian real per U.S. dollar)

Brazilian Real	High	Low	Period End
2000	1.9885	1.7090	1.9500
2001	2.8390	1.9310	2.3105
2002	4.0040	2.2530	3.5400
2003	3.6815	2.8065	2.8915
2004	3.2420	2.6492	2.6560
2005	2.7854	2.1540	2.3355
2006	2.4035	2.0510	2.1364
2007	2.1640	1.7269	1.7800
2008	2.6202	1.5545	2.3145
2009	2.4502	1.6968	1.7445
2010 (through January 29, 2010)	1.8970	1.7155	1.8950

Past performance is not indicative of future performance.

Chinese Renminbi
Historical High, Low and Period-End Exchange Rates
January 1, 2000 through January 29, 2010
(expressed as units of Chinese renminbi per U.S. dollar)

Chinese Renminbi	High	Low	Period End
2000	8.2800	8.2760	8.2774
2001	8.2791	8.2755	8.2765
2002	8.2778	8.2760	8.2770
2003	8.2779	8.2762	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.7980	7.8045
2007	7.8171	7.3019	7.3037
2008	7.3061	6.8061	6.8277
2009	6.8563	6.8108	6.8271
2010 (through January 29, 2010)	6.8291	6.8259	6.8268

Past performance is not indicative of future performance.

Indian Rupee
Historical High, Low and Period-End Exchange Rates
January 1, 2000 through January 29, 2010
(expressed as units of Indian rupee per U.S. dollar)

Indian Rupee	High	Low	Period End
2000	46.9150	43.4750	46.6750
2001	48.3700	46.3413	48.2450
2002	49.0713	47.9235	47.9750
2003	48.0500	45.2100	45.6250
2004	46.5150	43.2800	43.4600
2005	46.3900	43.1300	45.0500
2006	47.0450	44.0200	44.2700
2007	44.7040	39.1737	39.4125
2008	50.6050	39.2058	48.8025
2009	52.1800	45.8050	46.5250
2010 (through January 29, 2010)	46.6650	45.2844	46.1782

Past performance is not indicative of future performance.

SUPPLEMENTAL UNDERWRITING INFORMATION (CONFLICTS OF INTEREST)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities.

Deutsche Bank Securities Inc. (“DBSI“), acting as agent for Deutsche Bank AG, will receive a selling concession in connection with the sale of the securities of up to 2.3% or $23.00 per $1,000 Face Amount of securities. DBSI will reallow a selling concession to other broker-dealers of up to 1.00% or $10.00 per $1,000 Face Amount of securities.

DBSI and other agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 Face Amount of securities and may additionally pay fees of up to 0.80% or $8.00 per $1,000 Face Amount of securities to certain other broker-dealers. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with NASD Rule 2720 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

SETTLEMENT

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.